Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
BRUNSWICK CORPORATION

(Pursuant to Sections 141 and 242 of the
General Corporation Law of the State of Delaware)

Brunswick Corporation, a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”),

DOES HEREBY CERTIFY:

1.The name of the corporation is Brunswick Corporation (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 31, 1907 under the name The Brunswick-Balke-Collender Company (the “Original Certificate of Incorporation”).

2.An amendment to the Original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on April 18, 1960 and, in connection therewith, the name of the Corporation was changed to Brunswick Corporation.

3.The Original Certificate of Incorporation was restated on July 24, 1987 (as so restated, the “Restated Certificate of Incorporation”).

4.Section (c) of Article Eleventh of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

(c)    Effective as of the annual meeting of stockholders of the Corporation to be held in 2018, the successors of the directors whose terms expire at such meeting shall be elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2021; at the annual meeting of stockholders of the Corporation to be held in 2019, the successors of the directors whose terms expire at such meeting shall be elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2020; at the annual meeting of stockholders of the Corporation to be held in 2020, the successors of the directors whose terms expire at such meeting shall be elected for a term expiring at the annual meeting of stockholders of the Corporation to be held in 2021; and at each annual meeting of stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of stockholders of the Corporation, with each director to hold office until his or her successor shall have been duly elected and qualified or until the earlier of such director’s earlier resignation, removal or death. Commencing with the annual meeting of stockholders of the Corporation to be held in 2021, the Board of Directors will no longer be classified under Section 141(d) of the General Corporation Law of the State of Delaware and directors shall no longer be divided into classes.

5.Section (e) of Article Eleventh of the Restated Certificate of Incorporation is hereby deleted in its entirety and replaced with the following text:

(e)    [Reserved].

6.This Certificate of Amendment has been duly adopted in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law.

7.All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

* * * * *

IN WITNESS WHEREOF, this Certificate of Amendment, having been duly adopted by the Board of Directors of the Corporation and the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law, has been executed by its duly authorized officer this 2nd day of May, 2018.

BRUNSWICK CORPORATION,
by
/s/ Christopher F. Dekker
Name:Christopher F. Dekker
Title:Vice President, General Counsel and Secretary